Exhibit 99.1

Dyadic Announces Leadership Change as Part of Ongoing Strategic Shift to Focus on High Demand

Ancillary Proteins for Life Sciences, Nutrition, and Industrial Applications

●	Rapid commercial validation has been achieved through key partnerships disrupting high value/high growth markets
●	Leadership team realigned in order to enable execution of ancillary protein strategy
●	Dyadic is well positioned to seize on geopolitical tailwinds driving reshoring/friendshoring of biomanufacturing supply chains to the United States and allies abroad

Jupiter, FL — June 2, 2025 — Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (Nasdaq: DYAI) today announced a leadership change as part of its ongoing strategic shift to evolve into a revenue-generating provider of ancillary recombinant protein products supporting the life sciences, nutrition, and industrial markets. Dyadic’s Board of Directors, which has overseen and endorsed this strategy, has appointed Joe Hazelton as President, effective immediately. Mr. Hazelton will also continue in his role as Chief Operating Officer.

Over the past 18 months, Dyadic has made a deliberate pivot to prioritize near-term commercialization opportunities in high-growth, high-value segments such as cell culture media, DNA/RNA technologies, and non-animal food and nutrition ingredients. This pivot has achieved commercial validation through the consummation of high value transactions in the ancillary protein space, including a develop-and-commercialize partnership with Proliant Health and Biologicals for recombinant human albumin, a collaboration with a non-animal dairy enzyme company, and a joint venture with Fermbox Bio that led to the launch of EN3ZYME, recently resulting in a significant purchase order in the cellulosic enzyme market.

“We believe the achievement of these milestones validates our strategy and reflects the growing demand for ancillary recombinant proteins,” said Mark Emalfarb, Dyadic’s Founder and Chief Executive Officer. “We previously communicated an initial focus in the ancillary protein space, we have successfully executed on key initial agreements, and now we are reaffirming that focus by aligning our leadership team to accelerate growth. Joe’s appointment as President ensures focused and prioritized execution across Dyadic’s technical, operational and commercial efforts.”

As President, Joe Hazelton will be responsible for scaling Dyadic’s scientific and commercial initiatives, deepening industry partnerships, oversight of daily operations and ensuring efficient execution of the business strategy. In support of this strategic shift, Joe will also guide Dyadic’s corporate rebranding efforts.

“We see this as a pivotal moment for Dyadic,” said Joe Hazelton, Dyadic’s President and COO. “We’ve proven the commercial readiness of our platforms with valuable partnerships and revenue. Now we’re aligning our organization to scale and expand across the life sciences, food, and nutrition markets. I look forward to working with our leadership team to work to accelerate this momentum, drive operational execution, and deliver tangible value to our shareholders.”

Dyadic’s C1 and Dapibus™ platforms—already central to its recent commercial successes—continue to underpin the Company’s strategy, offering differentiated, large-scale, high-titer production of recombinant proteins across targeted non-therapeutic markets.

While the significant majority of Dyadic’s focus will be on the compelling ancillary protein opportunity, legacy biopharmaceutical programs remain active, with Mr. Emalfarb (who will continue to serve as Chief Executive Officer and a member of the Board of Directors) overseeing their development in addition to his continued focus on funding/investment opportunities, IP strategy, and legacy projects.

Joe Hazelton joined Dyadic in 2021 as Chief Business Officer and was promoted to Chief Operating Officer in 2024. His experience includes over two decades of leadership in biotech commercialization, with a proven track record of strategic execution at both Dyadic and Novartis.

About Dyadic International, Inc.

Dyadic International, Inc., is a biotechnology company that utilizes its microbial production platforms to develop commercial cell lines focused on the efficient large-scale manufacture of ancillary proteins for use in non-therapeutic applications including life sciences, food, nutrition, and wellness.

Dyadic’s microbial gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead platform, the C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and potentially improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the DapibusTM protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

Dyadic is focusing on leveraging its microbial platform technologies for itself and its collaborators in a wide range of applications, including life sciences, food, nutrition, wellness, and internal biological products with a secondary focus on human and animal vaccines and therapeutics.

For more information about Dyadic International, visit www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our ongoing strategic shift and related leadership appointment, our clinical trial and interest in our protein production platforms, our research projects and third-party collaborations, as well as the availability of necessary funding. Forward-looking statements involve many risks, uncertainties or other factors beyond Dyadic’s control. These factors include, but are not limited to, the following: (i) our history of net losses; (ii) market and regulatory acceptance of our microbial protein production platforms and other technologies; (iii) failure to commercialize our microbial protein production platforms or our other technologies; (iv) competition, including from alternative technologies; (v) the results of nonclinical studies and clinical trials; (vi) our capital needs; (vii) changes in global economic and financial conditions; (viii) our reliance on information technology; (ix) our dependence on third parties; (x) government regulations and environmental, social and governance issues; and (xi) intellectual property risks. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com. All forward-looking statements speak only as of the date made, and except as required by applicable law, Dyadic assumes no obligation to publicly update any such forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in our expectations.

Contact:

Dyadic International, Inc.
Ping W. Rawson
Chief Financial Officer
Phone: (561) 743-8333
Email: ir@dyadic.com